Exhibit 99.1
THIS OFFER OF REPURCHASE HAS BEEN APPROVED BY THE COMMISSIONER OF CORPORATIONS IN ACCORDANCE WITH SECTION 25507(b) OF THE CORPORATE SECURITIES LAWS OF 1968 ONLY AS TO ITS FORM. SUCH APPROVAL DOES NOT IMPLY A FINDING BY THE COMMISSIONER THAT ANY STATEMENTS MADE HEREIN OR IN ANY ACCOMPANYING DOCUMENTS ARE TRUE OR COMPLETE; NOR DOES IT IMPLY A FINDING THAT THE AMOUNT OFFERED BY THE SELLER IS EQUAL TO THE AMOUNT RECOVERABLE BY THE BUYER OF THE SECURITY IN ACCORDANCE WITH SECTION 25503 IN A SUIT AGAINST THE SELLER, AND THE COMMISSIONER DOES NOT ENDORSE THE OFFER AND MAKES NO RECOMMENDATION AS TO ITS ACCEPTANCE OR REJECTION.
PeopleSupport, Inc.
1100 Glendon Avenue, Suite 1250
Los Angeles, California 90024
     Re:     Offer to Repurchase Securities
Dear «Name»:
1.	Requirement for Repurchase Offer.
     The offer for repurchase (the “Offer”) set forth in the paragraphs below is made by PeopleSupport, Inc., a Delaware corporation (the “Company”) whose principal place of business is 1100 Glendon Avenue, Suite 1250, Los Angeles, California 90024 with respect to the Company’s potential liability pursuant to Section 25503 of the Corporations Code of the State of California (the “Code”), with respect to the transaction outlined herein. This repurchase offer is made pursuant to Section 25507 of the Code on the terms and conditions set forth in the registration statement enclosed and the accompanying letter of offer to repurchase securities.
     You were granted the following option or options to purchase shares of common stock of the Company (each an “Option” and collectively the “Options”) and/or received shares of common stock upon exercise of Options (the “Stock”) at the per share exercise price, as listed in Exhibit A attached hereto. The grant (or grants) of the Options and/or the sale of Stock may not have been properly qualified with the Commissioner of Corporations of the State of California (the “Commissioner”).
     By virtue of the foregoing, there may have been a violation of Section 25110 of the Code. Section 25110 of the Code prohibits the offer or sale of securities prior to qualifying such securities with the California Department of Corporations, unless the security or transaction is exempted from qualification under the Code. The interests of persons purchasing a security sold in violation of Section 25110 of the Code are protected by Section 25503 and other sections of the Code which provide the purchaser with the right to sue to recover the consideration paid for such security with interest at seven percent (7%) per annum (less the amount of any income received therefrom) upon the tender of such security, or to sue for damages if the purchaser no longer owns the security or if the consideration given for the security is not capable of being returned. In addition, under Section 25504 of the Code, each of the directors, principal executive officers, and every employee who materially aided in the act or transaction constituting the violation, may also be jointly and severally liable with and to the same extent as the Company.

     Between January 1, 2003, the date securities may first have been issued in violation of Section 25110 of the Code, and the date of this Offer (the “Offer Period”), the following persons have served at various times during the Offer Period, but not necessarily for the entire Offer Period, in varying director and officer capacities at the Company:

Name	Position
Lance Rosenzweig	President, Chief Executive Officer, Secretary and Chairman of the Board of Directors
Caroline Rook	Chief Financial Officer
Rainerio Borja	President of PeopleSupport (Philippines) and Vice President of Global Operations
Parham Farahnik	Vice President of Sales & Marketing
Patricia Sarro	Vice President of Global Human Resources
Rowena Ricafrente	Vice President of Global Human Resources
Vahid Shariat	Vice President of Information Technology
Adam Berger	Director
C. Larry Bradford	Director
Michael Edell	Director
George H. Ellis	Director
Joe Rose	Director
2.	Repurchase Offer.
     By this letter, the Company hereby offers you, pursuant to Section 25507 of the Code, the opportunity of electing to:
•	retain the Options and/or Stock; or

•	receive 20% of the per share exercise price of each share underlying your Options, plus interest at the rate of 7% per annum from the date of the option grant, in exchange for Options that you elect not to retain; and/or

•	receive the per share exercise price of each share acquired upon exercise of the Options, plus interest at a rate of 7% per year from the date the Stock was acquired, in exchange for Stock that you elect not to retain.
     The offer to repurchase securities applies only to outstanding options and shares issued upon exercise of options that you continue to hold, and does not extend to previously granted options that were unvested and have since been cancelled or expired or shares issued upon the exercise of options that were subsequently sold.
     This repurchase offer has the effect of terminating any liabilities the Company may have under Sections 25503 and 25504 (as they relate to Section 25503) of the Code.
     If you wish to accept the Company’s repurchase offer, please sign and date the enclosed Notice of Election attached hereto as Exhibit A as indicated and return it along with your Option Agreement evidencing the Option and/or the original stock certificate(s) evidencing Stock acquired upon exercise of Options to PeopleSupport, Inc., Attention: Peter Phan, 1100 Glendon

Ave, Suite 1250, Los Angeles, CA 90024. The Company must receive your response within 33 days of the date of this letter for acceptance to be valid.
     If you elect to accept the repurchase offer, the Company will make the appropriate payment to you within 30 days after the end of the initial 33-day election period.
3.	Non-Acceptance of Repurchase Offer.
     If you decide to reject the repurchase offer and retain the Options, please sign and date the enclosed Notice of Election as indicated and return it to the Company within 33 days of your receipt of this letter in the self-addressed, postage prepaid envelope enclosed herein.
     Please be advised that the failure to accept the repurchase offer within the 33 day election period will constitute a rejection of the repurchase offer and an election to retain the Options and/or Stock.
4.	Financial Condition and Other Information.
     This repurchase offer is the only repurchase offer that will be made by the Company for your Options and/or Stock. You should be aware that the Company has filed a registration statement on Form S-1 with the Securities and Exchange Commission. Information about the Company can be found in the enclosed the Form S-1, with financial information found on pages F-1 to F-23 therein. The Information About PeopleSupport, Inc. is for informational purposes only and the Company is under no obligation to update the information contained therein.
5.	Effect of Acceptance or Rejection of Repurchase Offer.
     Pursuant to the provisions of Section 25507(b) of the Code, if you elect to reject this repurchase offer, you will not be able to bring a cause of action under Section 25503 of the Code, or Sections 25504 or 25504.01 insofar as they relate to 25503. However, any rights of action which may exist under Sections 25500, 25501, and 25502 of the Code and under common law are not necessarily foreclosed by acceptance or rejection of this repurchase offer.
     Your attention is directed to the complete provisions of Code Section 25507(b), 25503 and 25504, the text of which is attached hereto as Exhibit B.
6.	Ability of Commissioner to Impose Legend Condition.
     Please be advised that whenever any securities are issued which the Commissioner determines were offered or sold in violation of the registration or qualification provisions of the Code, the Commissioner may, by written order to the issuer and notice to the holders of such securities, require certificates evidencing such securities to have stamped or printed prominently on their face a legend, in the form prescribed by rule of the Commissioner, restricting the transfer of such securities. Such authority is granted to the Commissioner by Section 25534 of the Code.
     This Offer is made this 21st day of September, 2005.

PeopleSupport, Inc.
By
Lance Rosenzweig
President and Chief Executive Officer

EXHIBIT A
NOTICE OF ELECTION

TO:	PeopleSupport, Inc.
1100 Glendon Avenue, Suite 1250
Los Angeles, California 90024
Attn: Peter Phan

Re: PeopleSupport, Inc. Options as Follows:
Dear Mr. Phan:
     I have received and read the repurchase offer letter from PeopleSupport, Inc., a Delaware corporation (the “Company”) dated September 21, 2005 (the “Repurchase Offer”), and acknowledge that I have had an opportunity to receive such information from the Company as I consider important in making my election. I advise the Company as follows by placing an “X” in the Repurchase Election column provided below:

			Number of Shares	Number of Shares
Date of	Number of Shares	Per Share	Acquired Upon	of Unexercised	Repurchase
Grant	Underlying Options	Price	Exercise	Option	Election
		$——			☐ Yes
☐ No
     By placing an “X” in the “Yes” box of the Repurchase Election column, I hereby accept the Company’s Repurchase Offer and represent and warrant to the Company that I am the owner of the Options and/or Stock, free and clear of any and all liens, encumbrances, claims, restrictions and/or pledges, and that I have the full legal right and authority to accept the Repurchase Offer and to transfer the Options and/or Stock to the Company.
     By placing an “X” in the “No” box of the Repurchase Election column, I hereby reject the Repurchase offer and desire to retain the Options and/or Stock.

(Signature)

(Please Print Name)

(Date)

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EXHIBIT B
STATUTORY PROVISIONS
§25507(b) Failure to Qualify Securities
     No buyer may commence an action under Section 25503 (or Section 25504 or Section 25504.1 insofar as they relate to that section) if, before suit is commenced, such buyer will have received a written offer approved as to form by the commissioner (1) stating the respect in which liability under such section may have arisen, (2) offering to repurchase the security for a cash price payable upon delivery of the security or offering to pay the buyer an amount in cash equal in either case to the amount recoverable by the buyer in accordance with Section 25503, or, offering to rescind the transaction by putting the parties back in the same position as before the transaction, (3) providing that such offer may be accepted by the buyer at any time within a specified period of not less than 30 days after the date of receipt thereof unless rejected earlier during such period by the buyer, (4) setting forth the provisions of this subdivision (b), and (5) containing such other information as the commissioner may require by rule or order, and such buyer will have failed to accept such offer in writing within the specified period after receipt thereof.
§25503 Rescission or Damages for Failure to Qualify Securities
Any person who violates Section 25110, 25130 or 25133, or a condition of qualification under Chapter 2 (commencing with Section 25110) of this part, imposed pursuant to Section 25141, or an order suspending trading issued pursuant to Section 25219, will be liable to any person acquiring from him the security sold in violation of such section, who may sue to recover the consideration he paid for such security with interest thereon at the legal rate, less the amount of any income received therefrom, upon the tender of such security, or for damages, if he no longer owns the security, or if the consideration given for the security is not capable of being returned. Damages, if the plaintiff no longer owns the security, will be equal to the difference between (a) his purchase price plus interest at the legal rate from the date of purchase and (b) the value of the security at the time it was disposed of by the plaintiff plus the amount of any income received therefrom by the plaintiff.
Damages, if the consideration given for the security is not capable of being returned, will be equal to the value of that consideration plus interest at the legal rate from the date of purchase, provided the security is tendered; and if the plaintiff no longer owns the security, damages in such case will be equal to the difference between (a) the value of the consideration given for the security plus interest at the legal rate from the date of purchase and (b) the value of the security at the time it was disposed of by the plaintiff plus the amount of any income received therefrom by the plaintiff. Any person who violates Section 25120 or a condition of qualification under Chapter 3 (commencing with Section 25120) of this part imposed pursuant to Section 25141, will be liable to any person acquiring from him the security sold in violation of such section who may sue to recover the difference between (a) the value of the consideration received by the seller and (b) the value of the security at the time it was received by the buyer, with interest thereon at the legal rate from the date of purchase. Any person on whose behalf an offering is made and any underwriter of the offering, whether on a best efforts or a firm commitment basis, will be jointly and severally liable under this section, but in no event will any underwriter (unless

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such underwriter will have knowingly received from the issuer for acting as an underwriter some benefit, directly or indirectly, in which all other underwriters similarly situated did not share in proportion to their respective interest in the underwriting) be liable in any suit or suits authorized under this section for damages in excess of the total price at which the securities underwritten by him and distributed to the public were offered to the public. Any tender specified in this section may be made at any time before entry of judgment. No person will be liable under this section for violation of Section 25110, 25120 or 25130 if the sale of the security is qualified prior to the payment or receipt of any part of the consideration for the security sold, even though an offer to sell or a contract of sale may have been made or entered into without qualification.
§25504 Joint and several Liability of Principals and Agents
Every person who directly or indirectly controls a person liable under Section 25501 or 25503, every partner in a firm so liable, every principal executive officer or director of a corporation so liable, every person occupying a similar status or performing similar functions, every employee of a person so liable who materially aids in the act or transaction constituting the violation, and every broker-dealer or agent who materially aids in the act or transaction constituting the violation, are also liable jointly and severally with and to the same extent as such person, unless the other person who is so liable had no knowledge of or reasonable grounds to believe in the existence of the facts by reason of which the liability is alleged to exist.

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